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                                                                   EXHIBIT 10.53


David A. Romeo
President


                                                     July 10, 2000


Mr. Carl Spencer
5713 E. Tomar Road
Sioux Falls, SD  57108

Dear Carl:

On behalf of Omega Cabinets, Ltd., it is my pleasure to confirm our offer of employment as Vice President of Operations for Omega Cabinets, Ltd. In this position you will report directly to me and participate with the other officers in establishing corporate policy, procedure and direction. You will have responsibility for all aspects of operations.

Your compensation package is as follows:

         Base Salary

Your annual bonus potential at 100% of plan will be equal to 30% of base salary. The actual amount of bonus paid will be based upon Omega Cabinets achieving certain earnings goals and your personal performance as measured against agreed-upon objectives. The plan has the following sliding scale:

                        % Plan                 % Target Bonus
                          90%                       25.0%
                          95%                       62.5%
                         100%                      100.0%
                         105%                      125.0%

The bonus will be paid on a pro-rated basis for 2000 with specific goals and objectives based on the second half earnings forecast, with full participation in 2001.

Equity

You will be eligible to purchase up to 100 shares of stock in Omega Holdings, Inc. at a fair market value purchase price of $2,201.00 per share. This represents a total equity investment of $220,100.00 - comprising (1) $75,000.00 to be paid to Omega Holdings, Inc. following a mutually agreed upon payment schedule at an agreeable date near your start date and (2) $145,000.00 long-term loan with principal and interest payable upon an "event". The interest rate represents a fixed rate pegged off the Applicable Federal Rate as published by the IRS (6.4% for July 2000) and will be accrued annually at year-end.
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Stock options will be granted in a ratio of 1.20 times shares purchased to be granted over a two and one-half (2.5) year period ending December 2002. The grant will be Awarded annually at the original cost of the stock ($1,000) and will be tied to the Company's achievement of financial targets to be set on an annual basis and approved by the Board of Directors.

Enclosed Omega Holdings, Inc. documents include (1) Summary Description of the Stock Option Plan and Stockholders Agreement, (2) Stockholders Agreement and (3) Stock Option Plan. Details addressing the valuation of equity upon termination of employment are outlined in the Stockholders Agreement.

Relocation

Your relocation package will cover usual and customary costs associated with your relocation per Omega policy, including the cost of the physical move, closing costs (not including points) and temporary living expense expenses for 60 days including morning and evening meals. In addition, Omega will pay $10,000 to you to use for other miscellaneous relocation expenses. In the event of a voluntary termination, these benefits will be forfeited and reimbursed to Omega Cabinets, Ltd. if employment ends before January 1, 2002.

Benefits

You will be eligible to participate in health, life, dental, vision 401(k), and short and long-term disability plans as provided to all employees. For all plans the coverage is not immediate and will require your personal enrollment. Eligibility to participate commences sixty (60) days following your date of hire, with the exception of 401(k) for which you will become eligible immediately (including the Plan's loan provision of up to a 50% loan withdrawal). Should you elect to continue your present medical insurance coverage through the COBRA provisions offered by your current employer, Omega will reimburse you for the premium cost for a period not to exceed sixty (60) days beyond your employment date. An Omega Cabinets Employee Handbook will be provided to you as soon as soon as possible after execution of this document.

Vacation

You will be entitled to two weeks of paid vacation. Our executive staff members have additional days available on a discretionary, as-needed basis.

Performance Review

A position performance review is to occur January 15, 2001 or before.

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Carl, we believe that you have the background and experience for this responsibility and that you shall enjoy great personal success while helping Omega achieve its objectives. We are excited about your joining the Omega team and getting at the many challenges and opportunities before us.

If this opportunity meets with your expectations, please acknowledge acceptance by signing in the space provided and return a copy to me at your earliest convenience. Per our conversation, we will finalize your start date no later than Friday, July 14, 2000.

                                          Sincerely,

                                          /s/ DAVID ROMEO

                                          David A. Romeo
                                          President

cc:  Robert Moran

Dated this 14 day of July, 2000

/s/ CARL SPENCER
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Carl Spencer

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